Exhibit 10.1
Personal & Confidential
November 6, 2008
Mr. Robert Nelson
410 Lazy Wind Lane
Duluth, GA 30097
Dear Bob:
I am pleased to offer you an assignment in the Novelis corporate headquarters, as Vice President Finance and Controller based in Atlanta, Georgia reporting to Steve Fisher, Chief Financial Officer. The initial terms and conditions applicable to your appointment to this position are as follows:
1.	Starting Date

The effective date of this position will be November 6, 2008.

2.	Salary

The position of Vice President Finance and Controller will have an initial base salary of $300,000 annually. Currently Novelis has two pay periods per month. Your next salary review will be in July 2009.

3.	Annual Incentive Plan

In addition to base salary, this position also includes participation in Novelis’ annual incentive plan. The target payout for your position will be 50% of your base salary annually or $150,000. You will be eligible for 5 months of participation for the Fiscal Year-End 2009 bonus plan which covers the period April 1, 2008 through March 31, 2009. The performance measures for this plan include operating EBITDA, operating free cash flow and EHS [environment, health and safety] objectives. Depending on the level of the results, the actual bonus for FYE 2009, pro-rated for service, could be as high as two-times target or as low as zero.

4.	Long Term Incentive Plan (LTIP)

You will be eligible to participate in the Novelis LTIP. The target opportunity for your level is $171,000 annualized. However, your grant for the FY 2009 – FY 2012 LTIP will be $200,000. We will share more information with you as soon as it is available.

5.	Benefits

Novelis provides a wide range of benefits which include:
•	Savings and Retirement – You will be immediately eligible to participate in the Novelis Savings and Retirement Plan. Under the savings portion of the plan, you will have pre-tax and after-tax savings options with Company match of 100% on your first 3% of contributions and 50% on your next 3% of contributions. You will immediately be vested 100% in the Company match. Under the retirement portion of the plan you will receive a Company contribution in the amount of 5% of your base salary and annual bonus received up to the target bonus amount. You will be fully vested in the retirement portion on your third anniversary, there is no partial vesting.

•	Life insurance.

•	Medical and prescription drug plan.

•	Dental coverage.

•	Short and long term disability

•	Flex Perks – You will receive an annual stipend of $7,000, minus required deductions, paid to you over 12 months. This amount is intended for your personal use for club memberships, professional financial services or as you may choose. The company does not otherwise pay club dues and/or financial services.
6.	Company Vehicle

You will be eligible to participate in the company leased vehicle program. The company will pay the lease cost for a vehicle of your choosing to a maximum of $37,000 capitalized cost. (You may select a higher priced vehicle but the excess will be paid by you through on-going payroll deductions) Fuel, maintenance and insurance expenses are paid by the company. In accordance with IRS regulations, use of a company provided vehicle for personal use is a taxable benefit to you.

7.	Vacation Entitlement

You will be entitled to three (3) days of vacation for the calendar year 2008. Thereafter, your vacation entitlement will be governed by Novelis’ vacation policy but will be no less than twenty (20) days annually. You will also be entitled to the paid holidays in Novelis’ 2008 published holiday schedule for the Atlanta office.

8.	Sign-On Bonus

You will receive a two-part sign-on bonus. The first payment will be made within thirty days of hire and will be in the gross amount of $100,000. Should you voluntarily terminate your employment with Novelis before November 6, 2010, you will repay a prorated portion of this payment.

Assuming you continue to be employed by Novelis, the second payment will be made to you within 30 days of November 6, 2009, and will be in the gross amount of $100,000. Should you voluntarily terminate your employment with Novelis before November 6, 2010, you will repay a prorated portion of this payment.

9.	Severance

In the event your employment is terminated by Novelis, except for cause, you will receive twelve (12) months severance pay [base salary and target bonus]. Subsequently, as service accrues past the twelve month entitlement, you will be subject to the standard severance policy.
This offer is conditional upon all of the following:
(a)	Your passing a pre-placement drug screen test to ensure your suitability for the required tasks. Information about the drug screen test is enclosed.
(b)	Completion of a background check, as outlined in the enclosed form. Please return the background check authorization form and the Employment Application to me and we can complete this part of the process.
Novelis, Inc.
Lenox Building
3399 Peachtree Road, NE Suite 1500, Atlanta, Georgia 30326
Tel.: 404.814.4243

(c)	In order for the Company to comply with the Immigration Reform and Control Act of 1986, you must provide documentation of your identity and legal eligibility for employment by Novelis in the United States. You must bring this documentation with you on your first day of employment.
(d)	This offer/future employment is further contingent upon your maintaining your Employment Authorization in the United States with the Immigration and Naturalization Service. You will be required to annually show proof of renewal of the Employment Authorization.
All the information in this letter, including eligibility for participation in compensation and benefit plans, is subject to the terms of the applicable plan documents and policies, which are subject to change during the normal course of Novelis business. As indicated on the application form you completed, your employment at Novelis is “at-will” and either you or Novelis may decide to terminate the employment relationship at any time and for any reason, except as provided by law. The terms of this letter, therefore, do not and are not intended to create either an express or implied contract of employment with Novelis for any particular duration.
In carrying out the Company’s business, employees often learn confidential or proprietary information about the Company, its customers, suppliers, or joint venture parties. Employees must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information of the Company, and of other companies, includes any non-public information that would be harmful to the relevant company or useful or helpful to competitors if disclosed. You will find more information about this in the Code of Conduct. By signing below, you acknowledge you have received a copy of the Novelis Code of Conduct.
If you agree with the above, please sign and return a copy of this letter to me.
On behalf of Novelis, I look forward to welcoming you to our team.
Sincerely,
Robert D. Virtue
Vice President, Human Resources

Accepted:	/s/ Robert Nelson	November 6, 2008

	(Name)	(Date)
Novelis, Inc.
Lenox Building
3399 Peachtree Road, NE Suite 1500, Atlanta, Georgia 30326
Tel.: 404.814.4243

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